                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                  SCHEDULE 13G
                                (Amendment No. 1)



             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                             SILICON GRAPHICS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $.001 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    827056102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


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CUSIP No. 827056102                   13G/A                 Page 2 of 12 Pages
-------------------                                         ------------------

--------------------------------------------------------------------------------

1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Highfields Capital Management LP

-------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [ ]
                                                                   (b)  [ ]
-------------------------------------------------------------------------------

3.        SEC USE ONLY

-------------------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

-------------------------------------------------------------------------------

                             5.      SOLE VOTING POWER   10,029,720

                             --------------------------------------------------
        NUMBER OF
         SHARES              6.      SHARED VOTING POWER   --0--
      BENEFICIALLY
        OWNED BY             --------------------------------------------------
          EACH
        REPORTING            7.      SOLE DISPOSITIVE POWER   10,029,720
       PERSON WITH
                             --------------------------------------------------

                             8.      SHARED DISPOSITIVE POWER   --0--

-------------------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   10,029,720

-------------------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [ ]
          CERTAIN SHARES

-------------------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   5.2%

-------------------------------------------------------------------------------

12.       TYPE OF REPORTING PERSON

                   PN

--------------------------------------------------------------------------------

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CUSIP No. 827056102                   13G/A                 Page 3 of 12 Pages
-------------------                                         ------------------

-------------------------------------------------------------------------------

1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Highfields GP LLC

-------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  [ ]
                                                                    (b)  [ ]
-------------------------------------------------------------------------------

3.        SEC USE ONLY

-------------------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware

-------------------------------------------------------------------------------

      NUMBER OF              5.      SOLE VOTING POWER   10,029,720
       SHARES
    BENEFICIALLY             --------------------------------------------------
      OWNED BY
        EACH                 6.      SHARED VOTING POWER   --0--
      REPORTING
     PERSON WITH             --------------------------------------------------

                             7.      SOLE DISPOSITIVE POWER   10,029,720

                             --------------------------------------------------

                             8.      SHARED DISPOSITIVE POWER   --0--

-------------------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   10,029,720

-------------------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [ ]
          CERTAIN SHARES

-------------------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   5.2%

-------------------------------------------------------------------------------

12.       TYPE OF REPORTING PERSON

                   OO

-------------------------------------------------------------------------------

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-------------------                                         ------------------
CUSIP No. 827056102                   13G/A                 Page 4 of 12 Pages
-------------------                                         ------------------

-------------------------------------------------------------------------------

1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Jonathon S. Jacobson

-------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                      (b)  [ ]

-------------------------------------------------------------------------------

3.        SEC USE ONLY

-------------------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States

-------------------------------------------------------------------------------

                       5.      SOLE VOTING POWER   10,029,720

     NUMBER OF
      SHARES           --------------------------------------------------------
   BENEFICIALLY        6.      SHARED VOTING POWER   --0--
     OWNED BY
       EACH            --------------------------------------------------------
     REPORTING
    PERSON WITH        7.      SOLE DISPOSITIVE POWER   10,029,720

                       --------------------------------------------------------

                       8.      SHARED DISPOSITIVE POWER  --0--

-------------------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   10,029,720

-------------------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [ ]
          CERTAIN SHARES

--------------------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   5.2%

-------------------------------------------------------------------------------

12.       TYPE OF REPORTING PERSON

                   IN

-------------------------------------------------------------------------------

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-------------------                                         ------------------
CUSIP No. 827056102                    13G/A                Page 5 of 12 Pages
-------------------                                         ------------------

-------------------------------------------------------------------------------

1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Richard L. Grubman

-------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                      (b)  [ ]
-------------------------------------------------------------------------------

3.        SEC USE ONLY

-------------------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   United States

-------------------------------------------------------------------------------

     NUMBER OF               5.      SOLE VOTING POWER   10,029,720
      SHARES                ---------------------------------------------------
   BENEFICIALLY
     OWNED BY                6.      SHARED VOTING POWER   --0--
       EACH
     REPORTING              ---------------------------------------------------
    PERSON WITH
                             7.      SOLE DISPOSITIVE POWER   10,029,720

                             --------------------------------------------------

                             8.      SHARED DISPOSITIVE POWER  --0--

-------------------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   10,029,720

-------------------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [ ]
          CERTAIN SHARES

-------------------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   5.2%

--------------------------------------------------------------------------------

12.       TYPE OF REPORTING PERSON

                   IN

-------------------------------------------------------------------------------







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-------------------                                         ------------------
CUSIP No. 827056102                   13G/A                 Page 6 of 12 Pages
-------------------                                         ------------------

-------------------------------------------------------------------------------

1.      NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Highfields Capital Ltd.

-------------------------------------------------------------------------------

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
                                                                    (b) [ ]

-------------------------------------------------------------------------------

3.      SEC USE ONLY

-------------------------------------------------------------------------------

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                 Cayman Islands

-------------------------------------------------------------------------------

    NUMBER OF               5.      SOLE VOTING POWER   10,029,720
     SHARES
  BENEFICIALLY             ----------------------------------------------------
    OWNED BY
      EACH                  6.      SHARED VOTING POWER   --0--
    REPORTING
   PERSON WITH             ----------------------------------------------------

                            7.      SOLE DISPOSITIVE POWER   10,029,720

                            ---------------------------------------------------

                             8.      SHARED DISPOSITIVE POWER  --0--

------- -----------------------------------------------------------------------

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 10,029,720

-------------------------------------------------------------------------------

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [ ]
       CERTAIN SHARES

-------------------------------------------------------------------------------

11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    5.2%

-------------------------------------------------------------------------------

12.        TYPE OF REPORTING PERSON

                    OO

-------------------------------------------------------------------------------


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-------------------                                         ------------------
CUSIP No. 827056102                   13G/A                 Page 7 of 12 Pages
-------------------                                         ------------------


Item 1(a).        Name of Issuer:

                  Silicon Graphics, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  1600 Amphitheatre Parkway, Mountain View, CA 94043

Item 2(a).        Name of Person Filing:

                  This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

                  (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and Investment Manager to each of the Funds,

                  (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management,

                  (iii) Jonathon S. Jacobson, a Managing Member of Highfields GP, and

                  (iv)   Richard L. Grubman, a Managing Member of Highfields GP.

                  This statement is also being filed by Highfields Capital Ltd., an exempted company organized under the laws of the Cayman Islands, with respect to the shares of common stock of the Issuer owned by Highfields Capital Ltd. (which shares of common stock are also included in the filings for Highfields Capital Management, Highfields GP, Mr. Jacobson and
                  Mr. Grubman).

                  Highfields Capital Management, Highfields GP, Mr. Jacobson, Mr. Grubman and Highfields Capital Ltd. are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  Address for Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:
                  c/o Highfields Capital Management LP
                  200 Clarendon Street,
                  Boston, Massachusetts 02116

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CUSIP No. 827056102                    13G/A                Page 8 of 12 Pages
-------------------                                         ------------------

                  Address for Highfields Capital Ltd.:
                  c/o Goldman Sachs (Cayman) Trust, Limited
                  Harbour Centre, Second Floor
                  George Town, Grand Cayman
                  Cayman Islands

Item 2(c).        Citizenship:

                  Highfields Capital Management - Delaware
                  Highfields GP - Delaware
                  Jonathon S. Jacobson - United States
                  Richard L. Grubman - United States
                  Highfields Capital Ltd. - Cayman Islands

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $.001 per share

Item 2(e).        CUSIP Number:

                  827056102

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                  (a)  [ ]  Broker or dealer registered under Section 15 of the
                            Exchange Act.

                  (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange
                            Act.

                  (c)  [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                  (d)  [ ]  Investment company registered under Section 8 of the
                            Investment Company Act.

                  (e)  [ ]  An investment adviser in accordance with Rule
                            13d-1(b)(1)(ii)(E);

                  (f)  [ ]  An employee benefit plan or endowment fund in
                            accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g)  [ ]  A parent holding company or control person in
                            accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h)  [ ]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

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CUSIP No. 827056102                   13G/A                  Page 9 of 12 Pages
-------------------                                          ------------------

                  (i)  [ ]  A church plan that is excluded from the
                            definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.           Ownership:

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

                  For Highfields Capital Management, Highfields GP, Highfields Capital Ltd., Mr. Jacobson and Mr. Grubman:

                  (a)      Amount beneficially owned:

                           10,029,720 shares of Common Stock

                  (b)      Percent of class:

                           5.2%

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote
                                    10,029,720

                           (ii)     Shared power to vote or to direct the vote
                                    --0--

                           (iii) Sole power to dispose or to direct the disposition of 10,029,720

                           (iv) Shared power to dispose or to direct the disposition of --0--

-------------------                                        -------------------
CUSIP No. 827056102                  13G/A                 Page 10 of 12 Pages
-------------------                                        -------------------


Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  The shares to which this filing relates are directly owned by the Funds. Each of the Reporting Persons has the power to direct the dividends from or the proceeds of the sale of the shares owned by such Funds. Highfields Capital Management serves as the Investment Manager to each of the Funds. Highfields Capital Ltd., a reporting person herein, owns 5.2% of the shares of common stock of the Issuer; however, neither Highfields Capital I LP nor Highfields Capital II LP individually owns more than five percent of the shares of common stock of the Issuer.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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-------------------                                        -------------------
CUSIP No. 827056102                    13G/A               Page 11 of 12 Pages
-------------------                                        -------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                February 14, 2002
                                -----------------
                                       Date

                                HIGHFIELDS CAPITAL MANAGEMENT LP

                                By:  Highfields GP LLC, its General Partner

                                /s/ Kenneth H. Colburn
                                -----------------------------------------------
                                             Signature

                                Kenneth H. Colburn, Authorized Signatory
                                -----------------------------------------------
                                             Name/Title

                                HIGHFIELDS GP LLC

                                /s/ Kenneth H. Colburn
                                -----------------------------------------------
                                             Signature

                                Kenneth H. Colburn, Authorized Signatory
                                -----------------------------------------------
                                             Name/Title

                                JONATHON S. JACOBSON

                                /s/ Kenneth H. Colburn
                                -----------------------------------------------
                                             Signature

                                Kenneth H. Colburn, Attorney-in-Fact
                                -----------------------------------------------
                                             Name/Title

                                RICHARD L. GRUBMAN

                                /s/ Kenneth H. Colburn
                                -----------------------------------------------
                                             Signature


                               Kenneth H. Colburn, Attorney-in-Fact
                               ------------------------------------------------
                                             Name/Title

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-------------------                                         -------------------
CUSIP No. 827056102                       13G/A             Page 12 of 12 Pages
-------------------                                         -------------------

                               HIGHFIELDS CAPITAL LTD.

                               By:      Highfields Capital Management LP,
                                        its Investment Manager

                               By:      Highfields GP LLC,
                                        its General Partner


                               /s/ Kenneth H. Colburn
                               ------------------------------------------------
                                                 Signature

                               Kenneth H. Colburn, Authorized Signatory
                               ------------------------------------------------
                                                 Name/Title